Form NSAR
Q77O Transaction effected Pursuant to Rule 10f3
Fidelity Rutland Square Trust II

Fund Name	Strategic Advisers Core Fund
Date of Offering	12/14/2016
Purchase Date	12/15/2016
Settlement Date	12/20/2016
Security Name	Diamondback Energy, Inc.
CUSIP	25278X109
Offering Price (per share/par, USD$)	$97.00
Purchase Price (per share/par, USD$)	$97.00
Shares/Par Purchased	12,600.000
Compensation Paid to Underwriters (USD$)	$1.6975
Total Paid by Fund (including fees, USD$)	$1,222,200.00
Class Size	10,500,000
Allocation to Fund (as % of Class)	0.1200%
Affiliated Underwriter	JPMorgan Securities
Underwriter Purchased From:	Credit Suisse
Underwriting Members: (1)	Goldman, Sachs & Co.
Underwriting Members: (2)	Credit Suisse
Underwriting Members: (3)	JPMorgan Securities
Underwriting Members: (4)	Simmons & Company International, Energy Specialists of Piper Jaffray
Underwriting Members: (5)	Tudor, Pickering, Holt & Co.
Underwriting Members: (6)	Wells Fargo Securities
Underwriting Members: (7)	Barclays
Underwriting Members: (8)	Morgan Stanley
Underwriting Members: (9)	Scotia Howard Weil
Underwriting Members: (10)	SunTrust Robinson Humphrey
Underwriting Members: (11)	UBS Investment Bank
Underwriting Members: (12)	Canaccord Genuity
Underwriting Members: (13)	Capital One Securities
Underwriting Members: (14)	Evercore ISI
Underwriting Members: (15)	Johnson Rice & Company L.L.C.
Underwriting Members: (16)	KeyBanc Capital Markets
Underwriting Members: (17)	KLR Group, LLC
Underwriting Members: (18)	Mizuho Securities
Underwriting Members: (19)	Nomura
Underwriting Members: (20)	Northland Capital Markets
Underwriting Members: (21)	Raymond James
Underwriting Members: (22)	Seaport Global Securities
Underwriting Members: (23)	Wunderlich